UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 20, 2023

Dune Acquisition Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-39819	85-1617911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 S. Rosemary Avenue, Suite 204 West Palm Beach, FL	33401
(Address of principal executive offices)	(Zip Code)

(917) 742-1904

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units,each consisting of one share of Class A common stock and one-half of one redeemable warrant	DUNEU	The Nasdaq Stock Market LLC
Class A common stock, par value $0.0001 per share	DUNE	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A common stock, each at an exercise price of $11.50 per share	DUNEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 20, 2023, Dune Acquisition Corporation, a Delaware corporation (“Dune”), and Dune’s sponsor, Dune Acquisition Holdings LLC, a Delaware limited liability company (the “Sponsor”), entered into an Exchange Agreement (the “Exchange Agreement”). Pursuant to the Exchange Agreement, on September 20, 2023, the Sponsor exchanged 4,312,500 shares of Dune’s Class B common stock, par value $0.0001 per share, originally issued to the Sponsor prior to the consummation of Dune’s initial public offering, on a one-for-one basis for 4,312,500 shares of Dune’s Class A common stock, par value $0.0001 per share (the “Exchange Shares”), on the terms and conditions set forth in the Exchange Agreement (the “Exchange”). Pursuant to the terms of the Exchange Agreement, the Exchange Shares are subject to the same restrictions as applied to the Class B common stock before the Exchange, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote such Exchange Shares in favor of Dune’s initial business combination. The Sponsor (and any permitted transferees of the Sponsor holding any Exchange Shares) will not be entitled to receive any distributions (including, without limitation, any liquidating distributions) from Dune’s trust account in respect of the Exchange Shares. Following the completion of the Exchange on September 20, 2023, there were 5,494,554 shares of Dune’s Class A common stock issued and outstanding and no shares of Dune’s Class B common stock issued and outstanding. As a result of the Exchange, the Sponsor holds approximately 78.5% of the outstanding shares of Dune’s Class A common stock. The Exchange Agreement contains customary representations and warranties. The Exchange Agreement also provides that Dune will register for resale under the Securities Act of 1933, as amended, the Exchange Shares issued to the Sponsor in the Exchange pursuant to Dune’s registration rights agreement.

The foregoing description of the Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the Exchange Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously announced on March 30, 2023, Dune received written notice (the “Notification Letter”) from the listing qualifications department of The Nasdaq Stock Market (“Nasdaq”) on March 24, 2023, stating that the market value of listed securities (“MVLS”) of Dune’s Class A common stock for the last 30 consecutive business days (from February 9, 2023 to March 23, 2023), was below the required minimum of $35 million for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(2) (the “MVLS Rule”). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), Dune had 180 calendar days (or until September 20, 2023) to regain compliance (the “Compliance Period”). The Notification Letter stated that Nasdaq will close the matter and provide written confirmation that Dune has achieved compliance with the MVLS Rule if, at any time before September 20, 2023, Dune’s MVLS closes at $35 million or more for a minimum of 10 consecutive business days. Dune’s business operations were not affected by the receipt of the Notification Letter, and Dune monitored its Nasdaq listing between March 24, 2023 and September 20, 2023 and evaluated its available options to regain compliance with Nasdaq’s minimum MVLS within the Compliance Period.

The Exchange increased the MVLS for Dune’s Class A common stock above the $35 million minimum MVLS required by the MVLS Rule, and Dune consummated the Exchange on September 20, 2023 in order to regain compliance with the MVLS Rule.

However, on September 22, 2023, Dune received written notice from Nasdaq, stating that Dune had not regained compliance with the MVLS Rule within the Compliance Period in accordance with Nasdaq Listing Rule 5810(c)(3)(C) and the staff of the listing qualifications department of Nasdaq had determined to initiate procedures to delist Dune’s securities from The Nasdaq Capital Market due to Dune’s non-compliance. On September 22, 2023, Dune appealed Nasdaq’s delisting determination and expects Nasdaq to cancel the delisting actions.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. The Exchange Shares issued pursuant to the Exchange Agreement were issued in reliance upon the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Exchange Agreement, dated September 20, 2023, by and between Dune Acquisition Corporation and Dune Acquisition Holdings LLC.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNE ACQUISITION CORPORATION

Date: September 22, 2023	By:	/s/ Michael Castaldy
	Name:	Michael Castaldy
	Title:	Chief Financial Officer

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